AGREEMENT AND PLAN OF MERGER
                             AMONG
                    COGNITRONICS CORPORATION
                   TN ACQUISITION CORPORATION
                   THINKENGINE NETWORKS, INC.
              THE PRINCIPAL SECURITYHOLDERS HEREIN
     AND ROBERT FLEMING, AS SECURITYHOLDERS' REPRESENTATIVE
Dated as of October 28, 2005



Article I       PLAN OF REORGANIZATION                              2
Section 1.1     The Merger                                          2
Section 1.2	Merger Consideration and Cancellation of
                Outstanding Company Securities                      3
Section 1.3     Closing; Effective Time; Legends                    5
Section 1.4     Closing Net Working Capital Adjustment              6
Section 1.5     Company Expense Certificate                         9
Section 1.6     Adjustment to Form of Consideration                 9
Article II      REPRESENTATIONS AND WARRANTIES                      9
Section 2.1	Representations and Warranties of the
                Principal Securityholders                           9
        2.1.1.  Authorizations, etc                                 9
        2.1.2.  Title                                              10
        2.1.3.  Accredited Investors; Investment Purpose           10
        2.1.4.  Restrictions on Transfer                           10
        2.1.5.  Ability to Bear Risk; Sophistication               10
        2.1.6.  Review of Cognitronics Filings                     10
Section 2.2     Representations and Warranties of the Company      10
        2.2.1.  Capitalization                                     11
        2.2.2.  No Conflicts, etc                                  12
        2.2.3.  Corporate Status                                   12
        2.2.4.  Authorization; Enforceability                      12
        2.2.5.  Subsidiaries; Investments                          13
        2.2.6.  Financial Statements                               13
        2.2.7.  Undisclosed Liabilities, etc                       13
        2.2.8.  Absence of Changes                                 14
        2.2.9.  Tax Matters                                        15
        2.2.10. Assets                                             18
        2.2.11. Real Property                                      18
        2.2.12. Contracts                                          18
        2.2.13. Intellectual Property                              19
        2.2.14. Insurance                                          20
        2.2.15. Litigation                                         20
        2.2.16. Compliance with Laws and Instruments; Consents     21
        2.2.17. Environmental Matters                              21
        2.2.18. Affiliate Transactions; Guarantees                 22
        2.2.19. Employees, Labor Matters, etc                      22
        2.2.20. Employee Benefit Plans and Related Matters; ERISA  23
        2.2.21. Accounts Receivable                                25
        2.2.22. Accounts Payable                                   25
        2.2.23. Bank Accounts                                      25
        2.2.24. Brokers, Finders, etc                              25
        2.2.25. Indebtedness                                       25
        2.2.26. Company Expenses                                   25
Article III	REPRESENTATIONS AND WARRANTIES OF
                COGNITRONICS AND NEWCO  25
Section 3.1     Corporate Status; Authorization, etc               25
Section 3.2     No Conflicts, etc                                  26
Section 3.3     Brokers, Finders, etc                              26
Section 3.4     Capitalization                                     26
Section 3.5     Litigation                                         27
Section 3.6     SEC Filings; American Stock Exchange               27
Section 3.7     Interim Operation of Merger Sub                    27
Section 3.8     Valid Issuance of Cognitronics Shares              27
Section 3.9     Financing                                          27
Article IV	COVENANTS OF THE COMPANY AND THE PRINCIPAL
                SECURITYHOLDERS                                    27
Section 4.1     Conduct of Business                                27
Section 4.2     Exclusivity                                        28
Section 4.3     Access and Information                             28
Section 4.4     Further Assurances                                 29
Section 4.5     Confidentiality                                    29
Article V	COVENANTS OF THE PRINCIPAL SECURITYHOLDERS,
                THE COMPANY, COGNITRONICS AND NEWCO                30
Section 5.1     Public Announcements                               30
Section 5.2     Further Actions                                    30
Section 5.3     Election of Directors of Cognitronics              30
Section 5.4     Indemnification of Officers and Directors          31
Section 5.5     Employee Benefit Plans                             32
Article VI      CONDITIONS PRECEDENT                               33
Section 6.1     Conditions to Obligations of Each Party            33
        6.1.1.  No Injunction, etc                                 33
Section 6.2	Conditions to Obligations of Cognitronics
                and Newco                                          33
        6.2.1.  Representations, Performance                       33
        6.2.2.  Consents                                           34
        6.2.3.  FIRPTA Certificate                                 34
        6.2.4.  Ancillary Agreements                               34
        6.2.5.  Corporate Proceedings                              34
        6.2.6.  Officer's Certificate                              34
        6.2.7.  Secretary's Certificate                            35
        6.2.8.  Expense Certificate                                35
        6.2.9.  Termination of Company Stock Options and
                Company Rights                                     35
        6.2.10. Employment Agreements                              35
Section 6.3     Conditions to Obligations of the Principal
                Securityholders and the Company                    35
        6.3.1.  Representations; Performance                       35
        6.3.2.  Corporate Proceedings                              36
        6.3.3.  Ancillary Agreements                               36
        6.3.4.  Officer's Certificate                              36
        6.3.5.  Secretary's Certificate                            36
        6.3.6.  Merger Consideration                               36
Article VII     TERMINATION                                        37
Section 7.1     Termination                                        37
Section 7.2     Effect of Termination                              37
Article VIII	SURVIVAL OR REPRESENTATIONS AND WARRANTIES;
                INDEMNIFICATION                                    38
Section 8.1     Indemnification by the Principal Securityholders   38
Section 8.2     Indemnification by Cognitronics                    38
Section 8.3     Tax Treatment of Adjustments                       39
Section 8.4     Indemnification Procedures                         39
Section 8.5     Limitations on Indemnification                     40
Section 8.6     Indemnification; Escrow                            41
Section 8.7     Survival of Representations and Warranties         41
Section 8.8     Indemnification as Exclusive Remedy                41
Article IX      DEFINITIONS                                        41
Section 9.1     Definitions in Agreement                           41
Section 9.2     Additional Definitions                             43
Article X       MISCELLANEOUS                                      48
Section 10.1    Securityholders' Representative                    48
Section 10.2    Expenses                                           50
Section 10.3    Notices                                            50
Section 10.4    Governing Law; Jurisdiction                        51
Section 10.5    Binding Effect; No Third Party Beneficiaries       52
Section 10.6    Assignment                                         52
Section 10.7    Amendment; Waivers, etc                            52
Section 10.8    Entire Agreement                                   53
Section 10.9    Severability                                       53
Section 10.10   Headings; Counterparts                             53


EXHIBITS
EXHIBIT A       Form of Note
EXHIBIT B       Form of Escrow Agreement
EXHIBIT C       Form of Registration Rights Agreement
EXHIBIT D       Form of Employment Agreement between Cognitronics,
                Surviving Corporation and Michael Mitchell, Paul
                Gagne and Michael Wixon




SCHEDULES
Schedule 1.2(b)	Allocation of Merger Consideration
Schedule 4.1    Available Employees
































                    AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 28, 2005, among Cognitronics Corporation, a New York corporation ("Cognitronics"), TN Acquisition Corporation, a New York corporation ("Newco"), ThinkEngine Networks, Inc., a Delaware corporation (the "Company"), each of the principal securityholders of the Company listed on the signature pages hereto (each a "Principal Securityholder" and collectively, the "Principal Securityholders"), and Mr. Robert Fleming, as Securityholders' Representative. Capitalized terms used in this Agreement have the meanings indicated in Article IX.
                   W I T N E S S E T H:
        WHEREAS, Cognitronics, Newco and the Company intend to effect a merger of Newco with and into the Company;

        WHEREAS, the respective Boards of Directors of Newco and the Company (which together are sometimes referred to as the "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that Newco merge with and into the Company (the "Merger") pursuant to this Agreement and the applicable provisions of the laws of the State of New York and the State of Delaware; and

        WHEREAS, the Merger is intended to be a currently taxable transaction for the holders of securities of the Company.

        NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

         ARTICLE I       PLAN OF REORGANIZATION

        Section 1.1     The Merger.
        (a) The Merger. At the Effective Time, Newco shall be merged with and into the Company and the separate corporate existence of Newco shall cease. (the Company, as it exists from and after the Effective Time, is sometimes referred to as the "Surviving Corporation").

        (b) Effects of the Merger. The Merger shall, from and after the Effective Time, have all the effects provided by the New York Business Corporation Law and the Delaware
General Corporation Law. If at any time after the Effective Time, any further action is deemed necessary or desirable to carry out the purposes of this Agreement, the parties hereto agree that the Surviving Corporation and its officers and directors shall be authorized to take, and shall take, any and all such action.

        (c)  Organizational Documents.  At the Effective
Time, the Certificate of Incorporation and By-Laws of Newco shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation as in effect immediately prior to the Effective Time until thereafter duly amended.

        (d) Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Newco immediately prior to the Effective Time and will hold office until their respective successors are duly elected and qualified. The initial officers of the Surviving
Corporation shall be the officers of the Company immediately prior to the Effective Time and will hold office until their respective successors are duly elected and qualified.

        Section 1.2     Merger Consideration and Cancellation of
Outstanding Company Securities.  At the Closing:

        (a) Cognitronics shall pay and issue the following in consideration of the Merger (collectively, the "Merger Consideration"), which shall be allocated in accordance with Section 1.2(b) and Schedule 1.2(b):
        (i)   $1,250,000 in cash (the "Cash Amount");
        (ii) a number of shares of the stock of Cognitronics Stock (the "Cognitronics Shares"), equal to 19.99% of the issued and outstanding Cognitronics Stock on the Closing Date; and

        (iii) promissory notes, in the form attached as Exhibit A (collectively, the "Notes"), in an aggregate principal amount of $300,000 (the "Initial Principal Amount"), provided that the Initial
              Principal Amount shall be subject to reduction in accordance with Section 1.4(d) (such Initial
              Principal Amount, as so reduced, the "Adjusted
              Principal Amount").

        (b)  Allocation of Merger Consideration;
Cancellation of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of securities of the Constituent
Corporations, the following shall occur (and the Merger
Consideration shall be allocated as follows):

        (i) All issued or otherwise outstanding capital stock and all other securities of the Company, including all of the Company Capital Stock, all Company Capital Stock held in the Company's treasury (if any), each Company stock option (each a "Company Stock Option" and collectively, the "Company Stock Options") and each security, instrument or obligation (including any call, warrant or right to purchase shares of Company Capital Stock or other securities of the Company) that is or may become convertible into or exchangeable for any shares of Company Capital Stock (other than the Company Notes) (each such security or right, other than the Company Notes, a "Company Right") shall be canceled and extinguished, shall cease to exist and no Cognitronics Shares or other consideration shall be delivered in exchange therefor. If in the good faith determination of the Company's Board of Directors the aggregate value of the Merger Consideration allocable to the Company Noteholders under clause (iii) below is greater than the sum total of the amounts due and owing under such Company Notes as of the Effective Time, then such excess amounts shall be allocated to the holders of the Company Capital Stock in accordance with the Company Certificate.

        (ii) Each of the Persons entitled to receive a portion of the Merger Consideration pursuant to the Company's Management Retention Plan set forth on
              Schedule 1.2(b) (the "Manager Recipients") shall be entitled to receive that percentage of the Cash Amount set forth on Schedule 1.2(b) for such Manager Recipient.

        (iii) Concurrently with (i) and (ii) above, each promissory note issued by the Company pursuant to
              (A) that certain Note Purchase Agreement dated May 4, 2005 by and among the Company and the Lenders named on the Schedule of Lenders attached thereto (as amended and restated through the date hereof),
              (B) that certain Note and Warrant Purchase Agreement dated October 4, 2004 by and among the Company and the Lenders named on the Schedule of Lenders attached thereto or (C) that certain Note and Warrant Purchase Agreement dated December 10, 2003 by and among the Company and the Lenders named on the Schedule of Lenders attached thereto ((A), (B), and (C) collectively, the "Note Purchase Agreements"), which in any case is outstanding immediately prior to the Closing (each such promissory note a "Company Note" and collectively, the "Company Notes") shall be canceled and extinguished, shall cease to exist and shall be converted into the right of each holder of such Company Notes immediately prior to the Closing (the "Company Noteholders") to receive (x) that percentage of each of the Cash Amount and the Cognitronics Shares set forth for each Company Noteholder on Schedule 1.2(b), and (y) a Note equal to the Initial Principal Amount multiplied by the percentage applicable to each Company Noteholder as set forth on Schedule 1.2(b) (such Initial Principal Amount subject to adjustment in accordance with
              Section 1.4).

        (c) Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of the Company Capital Stock (each a "Company Stock
Certificate") that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders, Company Stock Option holders or holders of Company Rights, as the case may be, except the right of the Company Noteholders and the Manager Recipients to receive the Merger Consideration, if any, as set forth in this Agreement, and the stock transfer books of the Company shall be closed with respect to all shares of such Company
Capital Stock, Company Stock Options and Company Rights outstanding immediately prior to the Effective Time. No further transfer of any shares of the Company Capital Stock shall be made on such stock transfer books after the Effective Time.

        (d) Capital Stock of Newco. Each share of common stock, par value $0.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Newco common stock shall evidence ownership of such shares of the Surviving Corporation.

        (e)  Fractional Shares.  No fractional shares of
Cognitronics Shares shall be issued, but in lieu thereof each Company Noteholder otherwise entitled to receive a fraction of a share of Cognitronics Shares shall receive from Cognitronics an amount of cash equal to the Cognitronics Stock Value multiplied by the fraction of a share of Cognitronics Shares to which such holder would otherwise be entitled.

        Section 1.3 Closing; Effective Time; Legends. (a) Closing. The closing of the Merger (the "Closing") shall take place at the offices of Cognitronics, 3 Corporate Drive, Danbury, Connecticut, as soon as possible but in no event later than five Business Days after the satisfaction or waiver of the conditions set forth in Article VI except for those conditions that by their terms are satisfied by deliveries at the Closing, unless the parties otherwise agree in writing. The "Closing Date" shall be the date on which the Closing actually occurs.

        (i) At the Closing, the Company Noteholders shall deliver to Cognitronics, free and clear of any Liens, the Company Notes held by such holder and, if applicable, any certificates held by such holder representing any of the Company Capital Stock entitled to receive the Merger Consideration under
              Section 1.2(b), duly cancelled and terminated, and with no further force or effect;
        (ii) Cognitronics shall, promptly following receipt of a Company Note from a Company Noteholder:

        (A) issue and deliver to such Company Noteholder one or more certificates representing the Cognitronics Shares issuable to such Company Noteholder pursuant to
        Section 1.2, provided that Cognitronics shall place in escrow with the Escrow Agent (as defined in the Escrow Agreement) one or more share certificates representing an amount of Cognitronics Shares equal to 10% of the aggregate Merger Consideration to which such holder would otherwise be entitled under Section 1.2, valued on the basis of the Cognitronics Stock Value (the "Escrowed Shares"), and deliver all such certificates to the Escrow Agent for deposit to the escrow account created under the Escrow Agreement, to be held and disposed of as provided in the Escrow Agreement.

        (B) deliver to the bank account of such Company Noteholder by wire transfer of immediately available funds, or by check (as specified in written instructions delivered by such Company Noteholder at least two (2) days prior to the Closing, that portion of the Cash Amount payable to such Company Noteholder pursuant to Section 1.2; and

        (C) issue and deliver to the Securityholder's Representative Notes in favor of such Company Noteholder equal to the Initial Principal Amount multiplied by the percentage applicable to each such Person pursuant to Section 1.2, which Notes shall be held in escrow by the Securityholder's Representative and not released until such time as the Initial Principal Amount has been adjusted (if at all) in accordance with Sections 1.4(d) and (e); and

        (iii) at the Closing, Cognitronics shall deliver to each Manager Recipient by check that portion of the Cash Amount payable to such Manager Recipient pursuant to Section 1.2.

        (b) Effective Time. At the Closing, the Company and Newco will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of New
York, in each case as required by applicable Laws. When used herein, the term "Effective Time" shall mean the time when the certificate of merger has been accepted for filing and is deemed effective under applicable Laws.

        Section 1.4     Closing Net Working Capital Adjustment.
(a) Delivery and Review of Closing Net Working Capital Certificate. As promptly as practicable, but not later than sixty (60) days after the Closing Date, Cognitronics will prepare and deliver or cause to be prepared and delivered to the Securityholders' Representative a statement (the "Closing Net Working Capital Certificate") that sets forth the total current assets of the Business minus the total current liabilities of the Business as of 12:01 a.m. on the Closing Date (the "Closing Net Working Capital"). The Closing Net Working Capital shall be determined in accordance with United States generally accepted accounting principles ("GAAP"), provided that (i) deferred revenue, deferred tax assets and deferred tax liabilities shall not be taken into account and (ii) no liability or obligation under any of the Company Notes shall be taken into account. The Securityholders' Representative shall have thirty (30) days from the date on which the Closing Net Working Capital Certificate is delivered (the "Review Period") to review such document.
In connection with such review, Cognitronics shall grant the Securityholders' Representative (and any agents and other representatives designated by the Securityholders' Representative) reasonable access to its records and to any work papers of Cognitronics' independent auditors and any other relevant information reasonably requested by the Securityholders' Representative. If the Securityholders' Representative shall disagree with any item or amount shown or reflected in the Closing Net Working Capital
Certificate, the Securityholders' Representative may, on or prior to the last day of the Review Period, deliver a notice to Cognitronics setting forth, in reasonable detail, each disputed item or amount and the basis for the Securityholders' Representative's disagreement therewith, together with supporting calculations (the "Dispute
Notice"). If no Dispute Notice is received by Cognitronics on or prior to the last day of the Review Period, the Closing Net Working Capital Certificate shall be deemed accepted by the Securityholders' Representative. The rights of the parties to indemnification pursuant to
Article VIII shall not be deemed to limit, supersede or otherwise affect the rights to an adjustment of the Initial Principal Amount pursuant to this Section 1.4.

        (b) Appointment of Accountant. If Cognitronics and the Securityholders' Representative shall not have resolved all of the issues set forth in the Dispute Notice within fifteen (15) days after Cognitronics' receipt of the Dispute Notice, then not more than five (5) days thereafter Cognitronics and the Securityholders' Representative shall jointly contact and retain a mutually agreed independent, nationally recognized financial analyst to resolve the issues set forth in the Dispute Notice. If for any reason such analyst shall not be available to resolve such issues consistent with this Section 1.4 or Cognitronics and the Securityholders' Representative are unable to select such an analyst, Cognitronics and the Securityholders' Representative shall promptly retain the services of a nationally recognized independent accounting firm that does not at the time of retention provide and has not in the prior five years provided services to Cognitronics or the Securityholders' Representative (or to their Affiliates).
If Cognitronics and the Securityholders' Representative cannot agree on the independent accounting firm to be retained, Cognitronics and the Securityholders'
Representative shall each submit the name of one accounting firm that satisfies the qualifications set forth in this
Section 1.4, and the independent accounting firm shall be selected by lot from those two firms. The independent accounting firm retained by Cognitronics and the Securityholders' Representative (the "Accountant") shall act as an arbitrator to determine, based solely on presentations by the Securityholders' Representative and Cognitronics, and not by independent review, only those issues still in dispute.

        (c)     Accountant's Adjustment Report.  The
Accountant's determination shall be made within fifteen
(15) days of the submission of the items remaining in dispute under the Dispute Notice, and shall set forth in a report (the "Adjustment Report") the Accountant's determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Net Working Capital
Certificate and Closing Working Capital, together with supporting calculations. Cognitronics shall pay the out-of-pocket fees and expenses incurred in connection with the resolution of any dispute concerning the Closing Net
Working Capital Certificate incurred pursuant to Section
1.4(b) up to a maximum amount of $5,000, and any such fees and expenses in excess of $5,000 shall be paid one-half by Cognitronics and one-half by the Principal Securityholders.
The Adjustment Report shall be final and binding upon Cognitronics and the Securityholders' Representative and shall be deemed a final and enforceable arbitration award.

        (d) Adjustment of Merger Consideration. Pursuant to the terms of this Section 1.4, the Initial Principal Amount shall be decreased by the amount by which the Adjusted Closing Net Working Capital is less than $500,000 (as so decreased, the "Adjusted Principal Amount"), provided that if the amount of such decrease is such that the Adjusted Principal Amount is reduced to an amount that is less than zero (the "Subzero Amount"), then a number of Escrowed Shares equal in value to the Subzero Amount (based on the Cognitronics Stock Value) shall, pursuant to the terms of the Escrow Agreement, no longer be subject to the escrow and released to Cognitronics. Any such decrease of the Initial Principal Amount shall be reflected in a corresponding, proportionate decrease in the principal amount of each of the Notes issued pursuant to Section 1.2. The term "Adjusted Closing Net Working Capital" shall mean the difference obtained by subtracting (A) the D&O Premium Deduction (as defined in Section 5.4(b)) from (B) the total current assets of the Business minus the total current liabilities of the Business as of 12:01 a.m. on the Closing Date, determined in accordance with GAAP, as set forth on the Adjusted Closing Net Working Capital Certificate, provided that (i) deferred revenue, deferred tax assets and deferred tax liabilities shall not be taken into account and (ii) no liability or obligation under any of the Company Notes shall be taken into account. The term "Adjusted Closing Net Working Capital Certificate" shall mean the definitive Closing Net Working Capital Certificate agreed or deemed to have been agreed to by Cognitronics and the Securityholders' Representative in accordance with
Section 1.4(a) or the definitive Closing Net Working
Capital Certificate resulting from the determinations made by the Accountant in accordance with Section 1.4(c) (in addition to those items, if any, theretofore agreed to by the Securityholders' Representative and Cognitronics).

        (e)     Delivery of Adjustment to Initial Principal
Amount. If the Initial Principal Amount is decreased pursuant to this Section 1.4, the Securityholders'
Representative shall deliver to Cognitronics, within ten
(10) days of the date of the Closing Net Working Capital
Certificate, the Notes held in escrow by the Securityholders' Representative pursuant to Section
1.3(a)(ii)(C) and such Notes shall be amended to reflect the corresponding, proportionate decrease in the principal amount of such Note in accordance with Section 1.4(d) and shall thereafter be promptly issued to the Company
Noteholders. Otherwise, the Notes shall be released to the Company Noteholders without adjustment.

        (f) Limitation. Notwithstanding anything to the contrary contained in this Agreement, in the event the Closing does not occur by October 31, 2005, then (i) the term "Closing Net Working Capital" shall mean the total current assets of the Business minus the total current liabilities of the Business as of 12:01 a.m. on October 31, 2005 (determined in accordance with Section 1.4(a)) and
(ii) the term "Adjusted Closing Net Working Capital" shall mean the difference obtained by subtracting (A) the D&O Premium Deduction (as defined in Section 5.4(b)) from (B) the total current assets of the Business minus the total current liabilities of the Business as of 12:01 a.m. on October 31, 2005 as determined in accordance with Section 1.4(a), as set forth on the Adjusted Closing Net Working Capital Certificate.

        Section 1.5     Company Expense Certificate.  One
Business Day prior to the Closing Date, the Company shall deliver to Cognitronics a certificate that sets forth the amount of unpaid fees, expenses and disbursements incurred by the Company as of the Closing Date in connection with the subject matter of this Agreement that are payable by the Company in accordance with Section 10.1 (the "Company
Expenses").

         ARTICLE II      REPRESENTATIONS AND WARRANTIES

        Section 2.1 Representations and Warranties of the Principal Securityholders. As of the date hereof and as of the Closing Date, each Principal Securityholder, severally and not jointly with the other Principal Securityholders, represents and warrants as to himself or herself to Cognitronics and Newco, as follows:
        2.1.1. Authorizations, etc. Such Principal Securityholder has full power and authority to execute and deliver this Agreement and any Ancillary Agreement to which it is or will be a party, to perform fully its obligations hereunder or thereunder, and to consummate the transactions contemplated hereby and thereby. Such Principal Securityholder has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements to which such Principal Securityholder is a party. This Agreement constitutes, and on the Closing Date each such Ancillary Agreement will constitute, legal, valid and binding obligations of such Principal Securityholder enforceable against such Principal Securityholder in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general principals of equity.

        2.1.2. Title. Such Principal Securityholder owns beneficially and of record the Company Notes set forth beside such Principal Securityholder's name on
Schedule 2.1.2 of the Disclosure Schedule and has good and marketable title to such Company Notes, free and clear of all Liens.
        2.1.3.   Accredited Investors; Investment Purpose.
Such Principal Securityholder is an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Securities
Act"), and is acquiring the Cognitronics Shares issuable to such Principal Securityholder under Section 1.2 solely for investment and not with a view to any distribution.
        2.1.4.   Restrictions on Transfer.  Such Principal
Securityholder understands that the Cognitronics Shares to be issued to such Principal Securityholder pursuant to
Section 1.2 of this Agreement have not been registered under the Securities Act and will not be transferable unless registered or sold in accordance with an exemption from registration available under the Securities Act. In addition, such Principal Securityholder acknowledges and agrees that such Cognitronics Shares will be subject to the provisions of (i) the Registration Rights Agreement and
(ii) the Escrow Agreement, which provides for the escrow of a portion of the Merger Consideration to secure the indemnification obligations of the Principal
Securityholders and the Company pursuant to this Agreement.

        2.1.5. Ability to Bear Risk; Sophistication. Such Principal Securityholder can by virtue of his or her financial situation afford to bear the economic risk of holding the Cognitronics Shares issuable to such Principal Securityholder under Section 1.2 for an indefinite period and to suffer the complete loss of such investment. Such Principal Securityholder's experience in financial and business matters is such that he or she is capable of evaluating the merits and risk of ownership of such Cognitronics Shares, and he or she does not require additional information regarding Cognitronics or its Subsidiaries.

        2.1.6.   Review of Cognitronics Filings.  Such
Principal Securityholder has had access to and has reviewed the report on Form 10-K of Cognitronics for 2004 and the interim reports on Form 10-K for 2005.

        Section 2.2  Representations and Warranties of the
Company. Subject to such exceptions as are set forth in a disclosure letter prepared by the Company and delivered to Cognitronics (the "Disclosure Schedule"), as of the date hereof and as of the Closing Date, the Company represents and warrants to Cognitronics and Newco as follows:

        2.2.1.   Capitalization.

        (a) The authorized capital stock of the Company consists of (i) 252,927,510 shares of common stock, par value $.01 (the "Company Stock"), of which 14,746,860 shares have been issued and are outstanding and (ii) 108,267,328 shares of preferred stock, par value $.01 (the "Company Preferred Stock"), of which 34,087,454 have been designated as Series A Preferred Stock 33,882,909 shares of which are issued and outstanding, and of which 74,179,874 have been designated Series B Preferred Stock, 72,589,390 of which are issued and outstanding. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company has not declared any dividends on the Company Preferred Stock. All outstanding shares of Company Capital Stock have been issued and granted in compliance with all applicable Laws. The Company has outstanding warrants to purchase 204,545 shares of its Series A Preferred Stock and 706,522 shares of its Series B Preferred Stock. The Company also has outstanding a total of twelve (12) warrants to purchase the Company's Preferred Stock issued pursuant to the Note Purchase Agreements. Set forth on Schedule 2.2.1 of the Disclosure Schedule is a capitalization chart showing the ownership and allocation of all Company Capital Stock, Company Rights (other than the Bridge Warrants), Company Stock Options and Company Notes. Unless as otherwise set forth on Schedule 2.2.1 of the Disclosure Schedule, none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right (whether pursuant to the Certificate of Incorporation or By-Laws of the Company or any contract or statute to which the Company is subject or otherwise) and there is no contract or agreement to which the Company is subject relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging, transferring or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not under any obligation, nor is bound by any contract or agreement pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock. The distribution of the Merger Consideration to the Company Noteholders and the Manager Recipients pursuant to this Agreement is consistent with the Company Capital Stock, Company Notes, Company Rights and Company Stock Options issued and outstanding, and the Company Certificate and By-Laws, and based on the foregoing, only the Company Noteholders and the Manager Recipients are entitled to receive the Merger Consideration.

        (b) The Company has reserved 55,411,860 shares of Company Common Stock for issuance under its 2000 Stock Plan, of which options to purchase 33,712,352 shares are outstanding as of the date of this Agreement. Schedule 2.2.1(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Stock Option outstanding as of the date hereof (whether vested or unvested): (i) the name of the holder of such Company Stock Option and (ii) the total number of shares of Company Common Stock that are subject to such Company Stock Option and the number of shares of the Company's Common Stock with respect to which such Company Stock Option is immediately exercisable. Except for the Company Stock Options, Company Notes and Company Rights described in Section 2.2.1(a), there are no Company Stock Options or Company Rights, or any condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. The Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company.

        2.2.2. No Conflicts, etc. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation or breach of or default under (with or without the giving of notice or the lapse of time, or both), create in any other Person a right of termination, acceleration, amendment or increased payment of, or result in the creation of any Lien on any of the properties or assets of the Company under (i) any Laws applicable to the Company or any of its properties or assets, (ii) any provision of any of the Organizational Documents of the Company or (iii) any Material Contract to which the Company is a party or by which the Company or any of its properties or assets may be bound or affected. No Governmental Approval or Consent is required to be obtained by the Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, other than the filing of a certificate of merger with the Secretary of State of the State of Delaware and of the State of New York.

        2.2.3.   Corporate Status.  The Company is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to conduct its business and to own or lease and to operate its properties. The
Company is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which such qualification or licensing is necessary (each jurisdiction in which such qualification or licensing is necessary to the Company's Knowledge is set forth in Schedule 2.2.3 of the Disclosure Schedule). The Company has delivered to Cognitronics complete and correct copies of the Organizational Documents of the Company, as amended or modified through and in effect on the date hereof. Each of the Organizational Documents of the Company is in full force and effect. The minute books of the Company, a copy of which has been provided to Cognitronics, contain accurate and complete records, in all material respects, of all meetings held by, and corporation action taken by, the stockholders of the Company, the board of directors of the Company (the "Board of Directors") and committees of the Board of Directors.

        2.2.4. Authorization; Enforceability. Subject to obtaining the approval of its stockholders (to be obtained prior to the Closing), the Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors (and will be duly authorized by the Company's stockholders prior to the Closing) and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Agreement to which it will be a party and the consummation of the transactions contemplated hereby and thereby. The Company has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements to which it is a party. Assuming the due authorization, execution and deliver of this Agreement and the Ancillary Agreements by Cognitronics and Newco, this Agreement constitutes, and on the Closing Date each such Ancillary Agreement will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general principles of equity.

        2.2.5. Subsidiaries; Investments. Except as set forth on Schedule 2.2.5 of the Disclosure Schedule, the Company has no Subsidiaries and does not own any shares of capital stock or other securities of or interests in any other Person.

        2.2.6. Financial Statements. The balance sheets included in the Financial Statements present fairly the financial position of the Company as at the respective dates thereof, and the statements of income, cash flows and stockholders equity included in such Financial Statements present fairly the results of operations, cash flows and stockholders equity of the Company for the respective periods indicated, in each case in conformity with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto).

        2.2.7. Undisclosed Liabilities, etc. Except as set forth on Schedule 2.2.7 of the Disclosure Schedule, the Company has no liabilities or obligations of any nature, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as and to the extent disclosed or reserved against in the Balance Sheet or specifically disclosed in the notes thereto and (b) for liabilities and obligations that (i) are incurred after the date of the Balance Sheet in the ordinary course of the Business consistent with past practice and are not prohibited by this Agreement and (ii) individually and in the aggregate, could not reasonably be expected to be material to the Company. Since the date of the Balance Sheet, there has not occurred or come to exist any Material Adverse Effect or any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would result in a Material Adverse Effect.

        2.2.8. Absence of Changes. Since the date of the Balance Sheet, except as set forth on Schedule 2.2.8 of the Disclosure Schedule or specifically permitted after the date hereof pursuant to Section 4.1, the Company has not:

        (a) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or otherwise purchased or redeemed, directly or indirectly, any shares of its capital stock; other than the repurchase of shares of its Common Stock, at cost in connection with the termination of employment with, or service to, the Company;

        (b) granted any stock options or issued or sold any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares other than Company Stock Options outstanding on the date hereof and set forth in Schedule 2.2.1(b) of the Disclosure Schedule;

        (c) incurred any liability or obligation other than current liabilities for trade or business obligations incurred in the ordinary course of the Business consistent with past practice in connection with the purchase of goods or services;

        (d) forgiven, canceled, compromised, waived or released any material debts, claims or rights, other than in the ordinary course of the Business consistent with past practice;

        (e) modified any existing Material Contract or entered into any new material Contract that, pursuant to its terms, is not cancelable without penalty on less than 30 days' notice;

        (f) paid any bonus to any officer, director, employee, sales representative, agent or consultant, or granted to any officer, director, employee, sales representative, agent or consultant any other increase in compensation in any form;

        (g) other than due to ordinary wear and tear, suffered any damage, destruction or loss (whether or not covered by insurance), or any strike, or any loss of a material supplier, vendor, distributor, customer or key employee (and the Company does not believe any such damage, destruction, loss, strike, loss will occur prior to or as a result of the consummation of the transactions contemplated hereby);

        (h) to the Company's Knowledge, suffered to exist any Lien (other than Permitted Liens) on any asset or property of the Company;

        (i)  made or committed to make any capital
expenditures or capital additions or improvements in excess of an aggregate of $15,000;

        (j) sold any assets with a value in excess of $15,000 in the aggregate, other than inventory in the ordinary course of the Business consistent with past practice;

        (k) purchased, leased or otherwise acquired any material assets or property, except in the ordinary course of the Business consistent with past practice;

        (l) instituted, settled or agreed to settle any Litigation, action or proceeding before any Governmental
Authority relating to the Business or the Assets;

        (m) made any material changes in policies or practices relating to selling practices, returns, discounts or other terms of sale or accounting therefor or in policies of employment; or

        (n) taken any action or omitted to take any action that could reasonably be expected to result in the occurrence of any of the foregoing.

        2.2.9.   Tax Matters.  Except as set forth on
Schedule 2.2.9 of the Disclosure Schedule:

        (a) (i) All Returns with respect to the Company required to be filed have been duly and timely filed, (ii) all such Returns are true and correct, (iii) all Taxes due by the Company, chargeable as a Lien upon the assets of the Company, claimed to be due by any Governmental Authority, or that may become due by the Company with respect to any period (or portion thereof) ending on or before the Closing
Date have been paid or have been adequately reserved for in the books and records of the Company and will be paid when due if due on or before the Closing Date, and (iv) the Company has duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority.

        (b) No agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes on or with respect to the Company, and no power of attorney with respect to any such Taxes, has been filed or entered into with any Governmental
Authority, which waiver, extension or power of attorney is currently in effect. The time for filing any Return with respect to the Company has not been extended to a date later than the date of this Agreement.

        (c) No Taxes on or with respect to the Company are currently under audit, examination or investigation by any Governmental Authority. No Governmental Authority is now asserting or, to the Knowledge of the Company, threatening to assert against the Company any deficiency or claim for any such Taxes or any adjustment to such Taxes.

        (d) No Governmental Authority has asserted or raised (or threatened to assert or raise) any claim or issue concerning any liability for Taxes on or with respect to the Company. No circumstances exist to form the basis for asserting or raising such a claim or issue. There are no outstanding adjustments for Tax purposes applicable under Section 481 of the Code or otherwise as a result of any change in method of accounting.

        (e) The Company (i) is not a party to or bound by or has an obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement, (ii) is not and has not been a member of any consolidated, combined or unitary group for purposes of filing Returns or paying
Taxes, (iii) is not otherwise liable for the Taxes of any other Person, as a transferee, successor or otherwise, and
(iv) has not received or applied for a Tax ruling and has not entered into a closing agreement pursuant to Section
7121 of the Code, or any predecessor provision or any similar provision of state or local law.

        (f) Cognitronics and Newco will not be required to deduct or withhold any consideration or amount paid pursuant to Section 1445(a) of the Code in connection with the Merger.

        (g) Schedule 2.2.9(g) of the Disclosure Schedule contains a list of states, territories and jurisdictions in which an income, franchise, sales or use Tax Return with respect to the Company was filed in any of the past three years.

        (h) True, correct and complete copies of all income, franchise, sales and use Tax Returns and forms filed by or with respect to the Company for the past three years have been furnished to Cognitronics.

        (i) The Company will not, as a result of the transaction contemplated by this Agreement, make or become obligated to make any parachute payment as defined in
Section 280(G) of the Code.

        (j) None of the assets of the Company are subject to Tax liens (other than liens for Taxes which are not yet due and payable).

        (k) The federal Returns of the Company have been examined and settled with the Internal Revenue Service, or the statutes of limitation for the assessment of federal income Taxes for such periods have expired, for all years through 2001.

        2.2.10. Assets. The Company has good title, valid leasehold interests in or valid rights under Contract to use, all of the tangible properties and assets (real, personal or mixed, used or held for use in connection with, necessary for the present conduct of the Business (the "Assets"), in each case free and clear of any Lien, except Permitted Liens. None of the Principal Securityholders or the Manager Recipients or any Affiliate of any Principal Securityholder or the Manager Recipients (other than the Company) has title to, or any possessors or ownership interest in, any of the Assets. The Assets are in good operating condition subject only to ordinary wear and tear, and to the Knowledge of the Company, there are no facts or conditions affecting the Assets which could reasonably be expected to, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof.

        2.2.11.    Real Property.  Schedule 2.2.11 of the
Disclosure Schedule contains a complete and correct list of all Owned Real Property setting forth the address of each parcel of Owned Real Property and describing all improvements thereon. Schedule 2.2.11 of the Disclosure
Schedule contains a complete and correct list of all Leases setting forth the address and landlord for each Lease. The
Principal Securityholders have delivered to Cognitronics and Newco correct and complete copies of the Leases. The
Company enjoys peaceful and undisturbed possession under its respective Leases for the Leased Real Property. To the Company's Knowledge, the use and operation of the Real
Property in the conduct of the Business does not violate any instrument of record or agreement affecting the Real
Property. There is no violation of any covenant, condition, restriction, easement or agreement or order of any Governmental Authority that materially affects the Real
Property or the ownership, operation, use or occupancy thereof.

        2.2.12.   Contracts.  Schedule 2.2.12 of the
Disclosure Schedule contains a complete and correct list,
as of the date hereof, of all Contracts, other than those
that (i) may be terminated by the Company on ninety (90)or
fewer days notice without material cost to the Company or
(ii) provide for or contemplate the exchange of
consideration, or the provision of products or services,
with a value (as documented in such Contract or, in the
absence of such documentation of value, determined in good
faith by the Company) of less than $15,000 (each, a
"Material Contract").  The Company has delivered to
Cognitronics complete and correct copies of all written
Material Contracts set forth in Schedule 2.2.12 of the
Disclosure Schedule.  All Material Contracts are legal,
valid, binding, in full force and effect and, to the
Company's Knowledge, enforceable against the parties
thereto, except as the enforceability thereof may be
limited by bankruptcy, insolvency, fraudulent conveyance,
reorganization, moratorium or similar laws relating to the
enforcement of creditors' rights generally and by general
principles of equity.  There does not exist under any
Material Contract any violation, breach or event of
default, or, to the Company's Knowledge, event or condition
that, after notice or lapse of time or both, would
constitute a violation, breach or event of default
thereunder that would materially adversely affect the
rights of the Company thereunder.   Subject to obtaining
consents for all Material Contracts set forth on Schedule
2.2.12 of the Disclosure Schedule, the enforceability of all material Contracts against the Company and, to the Company's Knowledge, each other party thereto will not be affected by the execution, delivery or performance of this Agreement or any Ancillary Agreement, and, except as set forth on on Schedule 2.2.12 of the Disclosure Schedule, no Material Contract contains any change in control terms or conditions thay will become applicable as a result of the consummation of the transactions contemplatedmby this Agreement or the Agreements.

        2.2.13.  Intellectual Property.  (a)  Schedule
2.2.13(a)(i) of the Disclosure Schedule sets forth a complete and correct list of all Intellectual Property that is owned by the Company. Schedule 2.2.13(a)(ii) of the Disclosure Schedule sets forth a complete and correct list of all written licenses and arrangements pursuant to which
(i) the use by any Person of Intellectual Property, that is owned by the Company, is permitted by the Company and (ii) the use by the Company of Intellectual Property is permitted by any Person. Schedule 2.2.13(a)(i) of the Disclosure Schedule and Schedule 2.2.13(a)(ii) of the
Disclosure Schedule contain all Intellectual Property used or held for use in connection with, necessary for the conduct of, or otherwise material to the Business (other than works and other Intellectual Property protected by legal rights which subsist in or by the creation thereof and to which the Company owns or has sufficient legal rights to use in the conduct of the business). To the Knowledge of the Company, the Company has not improperly used or included any confidential information of any third party in the development of the products or services.
Assuming the Company obtains all consents to assignment in regard to all Material Contracts requiring such a consent
(as set forth on Schedule 2.2.12 of the Disclosure
Schedule), from and after the Closing, the Company will own or possess all rights to Intellectual Property Rights necessary to conduct the Business as then currently conducted as of the Closing. Immediately after the Closing and assuming the Company obtains all consents to assignment in regard to all Material Contracts requiring such a consent (as set forth on Schedule 2.2.12 of the Disclosure
Schedule), the Company will own or have the right to use all Intellectual Property described on
Schedule 2.2.13(a)(i) of the Disclosure Schedule and
Schedule 2.2.13(a)(ii) of the Disclosure Schedule, free and clear from any Liens (other than Permitted Liens).

        (b) To the Knowledge of the Company, without having conducted any special investigation or patent search, neither the conduct of the Business generally nor the sale or other use by the Company of any product or service offered for sale by the Company infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person. To the Knowledge the Company, the Company has not infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property right of any other Person. To the Knowledge of the Company, none of the Intellectual Property is being infringed by any Person.

        (c) To the Knowledge of the Company, no challenge, claim or Litigation involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or has been threatened and there is no reasonable basis for any such challenge, claim or Litigation. The
Intellectual Property set forth on Schedule 2.2.13(a)(i) of the Disclosure Schedule has been duly registered with, filed in or issued by, as the case may be, the United
States Patent and Trademark Office and United States
Copyright Office or other filing offices, domestic or foreign, to the extent necessary to ensure full protection under any applicable Laws, and the same remain in full force and effect.

        (d) The Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company holds, or purports to hold, as a trade secret.

        (e) To the Knowledge of the Company, none of the software (including firmware and other software embedded in hardware devices) owned, developed, used, marketed, distributed, licensed, or sold by the Company (other than non-customized third-party software licensed to the Company for internal use on a non-exclusive basis) (the "Company
Software") contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that adversely affects, in a material way, the use, functionality, or performance of such Company
Software or any product or system containing or used in conjunction with such Company Software.

        2.2.14.   Insurance.  Schedule 2.2.14 of the
Disclosure Schedule contains a complete and correct list and complete summary description of all insurance policies maintained by or on behalf of the Company. The Company has delivered to Cognitronics complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company has complied in all material respects with the terms and provisions of such policies. Schedule 2.2.14 sets forth all claims by the Company under any policy of insurance during the past eighteen (18) months with respect to the Business.

        2.2.15.   Litigation.  Except as set forth on Schedule
2.2.15 of the Disclosure Schedule, there is no Litigation pending or, to the Knowledge of the Company, threatened that involves the Company or would reasonably be expected to materially affect the Assets or the Business or which could reasonably be expected to prohibit or delay the Closing. To the Company's Knowledge, there are no outstanding orders, judgments, decrees or injunctions issued by any Governmental Authority against the Company, or that in any way materially affect the Business.

        2.2.16.   Compliance with Laws and Instruments;
Consents.

        (a)  Compliance.  (i) The Company is not in
conflict, violation, breach or default with, of or under (and to the Company's Knowledge, there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) (x) any Laws (including escheat and unclaimed property Laws) applicable to it, any of its properties or assets or the operations of its Business, (y) any provision of its Organizational Documents, or (z) any Material
Contract to which it is party or by which it or any of its properties or assets is bound, except (in the case of each of (x), (y) and (z)) to the extent that such conflict, violation, breach or default would not result in a Material
Adverse Effect. The Company holds no unclaimed property not reflected on the Balance Sheet as required by GAAP.

        (b) Consents. Schedule 2.2.16(b) of the Disclosure Schedule contains a complete and correct list of all Governmental Approvals and other Consents necessary for or material to the conduct of the Business. All such Governmental Approvals and other Consents have been duly obtained and are held by the Company and are in full force and effect. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not violate any such Governmental Approval or Consent, or result in any revocation, cancellation, suspension, modification or nonrenewal thereof.

        2.2.17.   Environmental Matters.

        (a) The Company has complied and is in compliance with all applicable Environmental Laws pertaining to any of the properties or assets of the Company or to the operation of the Business. No violation by the Company has been or is being alleged of any applicable Environmental Laws relating to any of the Assets or to the operation of the Business.

        (b)  Neither the Company nor, to the Company's
Knowledge, any other Person has caused or taken any action that has or will result in any liability or obligation of the Company relating to (i) the environmental conditions on, under, or about the Real Property or other properties or assets owned, leased, operated or used by the Company or any predecessor thereto at the present time or in the past or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Materials.

        (c) The Company has provided to Cognitronics all information, including all studies, analyses and test results known to the Company relating to (i) the environmental conditions, on, under or about any properties or assets owned, leased, operated or used by the Company or any predecessor in interest currently or in the past, and
(ii) any Hazardous Materials used or Released by the Company or any other Person on, under, about or from any of the properties or assets used, leased, operated or used by the Company or any predecessor in interest.

        2.2.18.   Affiliate Transactions; Guarantees.  (a)
Schedule 2.2.18(a) of the Disclosure Schedule contains an accurate and complete list of all Contracts and other transactions, whether written or oral, to or by which the Company, on the one hand, and any Affiliate or Associate of the Company, on the other hand, is a party and that (i) are in effect or (ii) involve continuing liabilities and obligations in excess of $5,000 per annum in any individual case or $10,000 per annum in the aggregate.

        (b) Except as set forth in Schedule 2.2.18(b) of the Disclosure Schedule and except for employee benefits available to the Company employees as of the date hereof that are set forth on Schedule 2.2.20(a) of the Disclosure
Schedule, to the Company's Knowledge no stockholder, officer, director, or employee of the Company or any Associate or Affiliate of any such Person, (i) owns directly or indirectly any interest in any Person that is a supplier, customer or competitor of or lessor to the Company, (ii) serves as Representative to any Person that is a supplier, customer or competitor of the Company or
(iii) has a debtor or a creditor relationship with the Company.

        (c) Except as set forth on Schedule 2.2.18(c) of the Disclosure Schedule, to the Company's Knowledge, none of the obligations or liabilities of the Company is guaranteed by or subject to a similar contingent obligation of any other Person. Except as set forth on
Schedule 2.2.18(c) of the Disclosure Schedule, there are no outstanding letters of credit, surety bonds or similar instruments of the Company or any of its Affiliates in connection with the Business or the Assets.

        2.2.19. Employees, Labor Matters, etc. Except as set forth on Schedule 2.2.19 of the Disclosure Schedule, the employment of each of the Company's employees is terminable by the Company at will without any liability for severance or other termination pay. The Company has provided to Cognitronics complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current employees of the Company. The Company is not a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company. There has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened with respect to any employee of the Company. The Company has complied in all material respects with all applicable Laws pertaining to the employment or termination of employment of its employees, including all such Laws relating to labor relations, wages and hours, equal employment opportunities, fair employment practices, plant closures or mass layoffs, prohibited discrimination or distinction and other similar employment activities.

        2.2.20. Employee Benefit Plans and Related Matters; ERISA. (a) Employee Benefit Plans. Schedule 2.2.20(a) of the Disclosure Schedule lists each Company Plan. With respect to each such Company Plan, the Company has provided Cognitronics complete and correct copies of: (i) such Company Plan, if written, or a description of such Company Plan if not written, and (ii) to the extent applicable to such Company Plan, all trust agreements, insurance contracts or other funding arrangements, the three most recent actuarial and trust reports, the three most recent Forms 5500 required to have been filed with the IRS and all schedules thereto, the most recent IRS determination letter, all current summary plan descriptions, all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication), any actuarial study of any post-employment life or medical benefits provided under any such Company Plan, if any, statements or other communications regarding withdrawal or other multiemployer plan liabilities, if any, and all amendments and modifications to any such document. The Company has not communicated to any employee or former employee of the Company (collectively, the "Employees") any intention or commitment to modify any Company Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

        (b) Qualification. Each Company Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect such qualification or tax-exempt status.

        (c)  Compliance; Liability.

        (i) No liability under Title IV (including Section 4069 or 4212) or Section 302 of ERISA has been incurred by the Company or any Related Person (either directly or indirectly, including as a result of an indemnification obligation) that has not been satisfied in full and no event, transaction or condition has occurred or exists that could result in any such liability to the Company, any such Related Person or, following the Closing, Cognitronics or any of its Affiliates. All contributions and premiums required to have been paid by the Company and each Related Person to any Company Plan have been timely paid in accordance with such Company Plan and applicable Laws.

        (ii) Each of the Company Plans has been operated and administered in all material respects in compliance with its terms and all applicable Laws. There are no material pending or, to the Knowledge of the Company, threatened claims by or on behalf of any of the Plans, by any Employee or otherwise involving any such Company Plan or the assets of any Company Plan (other than routine claims for benefits, all of which have been fully reserved for on the regularly prepared balance sheets of the Company). No "prohibited transaction," within the meaning of
        Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company
        Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, Department of Labor, or any other Governmental Authority with respect to any Company Plan. Neither the Company nor any Related Person has ever incurred any penalty or tax with respect to any Company Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

        (iii) Neither the Company nor any Related Person has ever maintained, established, sponsored, participated in, contributed to or otherwise incurred any liability under any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, a "multiple employer plan" within the meaning of Section 4063 or 4064 of ERISA, or any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

        (iv) With respect to each Company Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by Company are (A) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (B) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for claims or (C) reflected as a liability or accrued for on the Balance Sheet. No Employee is or will become entitled to post-employment benefits of any kind by reason of employment with the Company, including death or medical benefits (whether or not insured), other than (x) coverage mandated by Section 4980B of the Code, (y) retirement benefits payable under any Company Plan qualified under Section 401(a) of the Code or (z) deferred compensation accrued as a liability on the Balance Sheet. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee.

        2.2.21.   Accounts Receivable.  To the Company's
Knowledge, except as set forth in Schedule 2.2.21 of the Disclosure Schedule, no account receivable of the Company is uncollectible or subject to counterclaim or offset, except to the extent reserved against in the Financial
Statements. All allowances, rebates and cash discounts to customers of the Company are as shown on its books and records and in no event exceed 1% of receivables to which they relate.

        2.2.22.   Accounts Payable.   Except as set forth on
Schedule 2.2.22 of the Disclosure Schedule, all accounts payable of the Company are currently within their respective terms, and are neither in default nor otherwise past due by more than forty-five 45 days.

        2.2.23.   Bank Accounts.  Schedule 2.2.23 of the
Disclosure Schedule sets forth a complete and correct list containing the name of each bank in which the Company has an account or safe deposit or lock box, the account or box number, as the case may be, and the name of every person authorized to draw thereon or having access thereto.

        2.2.24.   Brokers, Finders, etc.  Other than Bowen
Advisors Inc., no Person has acted on behalf of the Company as a broker or finder or in a comparable capacity in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and no Person is or will be entitled to any brokerage or finder's commission, fee or similar compensation from the Company, Cognitronics, Newco or the Surviving Corporation, or for any bonus payable to any Representative of the Company upon consummation of the transactions contemplated hereby or thereby.

        2.2.25. Indebtedness. To the Company's Knowledge, except as disclosed on Schedule 2.2.25 of the Disclosure
Schedule, the Company has no Debt (including for the extension of credit), other than trade indebtedness incurred in the ordinary course of the Business consistent with past practice.

        2.2.26.   Company Expenses.  As of the date of
delivery and as of the Closing Date, the certificate delivered to Cognitronics pursuant to Section 1.5 accurately lists all of the unpaid fees, expenses and disbursements payable by the Company pursuant to Section
10.1.

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF COGNITRONICS AND
                                 NEWCO

        Cognitronics and Newco jointly and severally represent and warrant to the Company and to the Principal
Securityholders as follows:

        Section 3.1   Corporate Status; Authorization, etc.
Each of Cognitronics and Newco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. Each of Cognitronics and Newco has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party, to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which it will be a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate actions of Cognitronics and Newco. Each of Cognitronics and Newco has duly executed and delivered this Agreement. This Agreement constitutes, and each Ancillary Agreement to which each of Cognitronics or Newco will be a party will be, the legal, valid and binding obligation of each of Cognitronics or Newco, as the case may be, enforceable against each of Cognitronics and Newco in accordance with their respective terms.

        Section 3.2   No Conflicts, etc.  The execution,
delivery and performance by each of Cognitronics and Newco of this Agreement and the Ancillary Agreements to which each of Cognitronics and Newco will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation or breach of or default under (with or without the giving of notice or the lapse of time, or both), create in any other Person a right or claim of termination, acceleration amendment or increased payment of, or result in the creation of any Lien on any of the properties or assets of Cognitronics or Newco under (a) any Laws applicable to Cognitronics or Newco or any of their respective properties or assets, (b) any provision of any of the Organizational Documents of Cognitronics or Newco, or (c) any Contract to which Cognitronics or Newco is a party or by which their respective properties or assets may be bound or affected. No Governmental Approval or other
Consent is required to be obtained or made by Cognitronics or Newco in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which each of Cognitronics and Newco will be a party, or the consummation of the transactions contemplated hereby and thereby, other than the filing of a certificate of merger with the Secretaries of State of the State of New York and the State of Delaware.

        Section 3.3   Brokers, Finders, etc.  No Person has
acted on behalf of Cognitronics or Newco or any of their Affiliates in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and no Person is or will be entitled to any brokerage or finder's commission, fee or similar compensation from Cognitronics or Newco.

        Section 3.4 Capitalization. Authorized Capital Stock of Cognitronics. The authorized capital stock of Cognitronics consists of 20,000,000 shares of Common Stock, par value $.20 per share, of which 5,751,403 shares were issued and outstanding as of the date hereof. The
Cognitronics Shares have been duly authorized and when issued and delivered at or following the Closing (as applicable) will be validly issued, fully paid and nonassessable. The Cognitronics Shares are not subject to any preemptive right, right of participation, right of maintenance or similar right.

        Section 3.5   Litigation.  There is no Litigation
pending or, to the knowledge of Cognitronics and Newco, threatened that could reasonably be expected to affect the ability of Cognitronics or Newco to consummate the transactions contemplated hereby or perform their respective obligations hereunder, or to prohibit or delay the Closing. There are no outstanding orders, judgments, decrees or injunctions issued by any Governmental Authority against Cognitronics or Newco.

        Section 3.6   SEC Filings; American Stock Exchange.
Cognitronics has filed all forms, reports and documents
required to be filed by it with the Securities and Exchange
Commission (the "SEC") and the American Stock Exchange and
is substantially in compliance with the SEC rules
promulgated under the Securities Act or the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), as
applicable, and the rules of the American Stock Exchange.
Section 3.7	Interim Operation of Merger Sub.  Newco
was formed by Cognitronics solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Newco has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Cognitronics, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

        Section 3.8 Valid Issuance of Cognitronics Shares. The shares of Cognitronics Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable, and assuming the accuracy of the Company's representations hereunder and the accuracy of the Principal
Securityholders' representations and warranties, will be issued in compliance with all applicable Federal and state securities laws and rules of the American Stock Exchange.

        Section 3.9   Financing.  Cognitronics has sufficient
funds available to satisfy the obligation to pay the Merger
Consideration, and has and will continue to have sufficient funds available to pay all amounts due under the Notes issued pursuant to Section 1.2.

   ARTICLE IV   COVENANTS OF THE COMPANY AND THE PRINCIPAL
                      SECURITYHOLDERS

        Section 4.1 Conduct of Business. On and after the date hereof to the Closing Date, the Company will conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its business organizations and relationships with customers, suppliers and others and keep available the services of its present officers and the employees set forth on Schedule 4.1. Without limiting the generality of the foregoing, and except as required by this Agreement or expressly consented to by Cognitronics in writing, from the date hereof to the Closing Date the Company will not: (i) adopt or propose any change to its Organizational
Documents; (ii) merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person; (iii) sell, lease, license or otherwise dispose of any material amount of assets, securities or property or enter into or amend or waive any material right under any Contract other than the sale of inventory in the ordinary course of the Business; (iv) take any action outside of the ordinary course of the Business that would make any representation or warranty of the Company hereunder inaccurate or incomplete in any respect at, or as of any time prior to, the Closing Date, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate or incomplete in any respect at any time; (v) except in furtherance of consummating the transactions contemplated by this Agreement, modify any existing Material Contract or enter into any new Material Contract; (vi) make or revoke any material Tax election that is inconsistent with past practice; or (vii) agree or commit to do any of the foregoing.

        Notwithstanding the foregoing or anything to the contrary in this Agreement, Cognitronics acknowledges and agrees that prior to the Closing the Company may (i) repurchase any or all of the notes issued to Michael
Speciner under the Note Purchase Agreement and (ii) repurchase (or cause to be contributed back to the Company) any or all of the notes issued to G&H Partners under the Note Purchase Agreements, and no such repurchase or contribution shall constitute a breach of this Agreement.

        Section 4.2 Exclusivity. Until the earlier of the termination of this Agreement or the Effective Time, each of the Company and the Principal Securityholders (severally and not jointly) shall not, and shall cause their respective Representatives not to (a) directly or indirectly solicit or encourage any inquiries or proposals for, or enter into or continue any discussions with respect to the acquisition by any Person of any of the shares of the Company Capital Stock, any other shares of capital stock or other securities of the Company, or all or a material part of the Business or of the Assets of the Company (a "Competing Transaction") or (b) furnish or permit to be furnished any non-public information concerning the Company or its business and operations to any Person (other than Cognitronics and its lenders and investors and their respective Representatives), other than information furnished in the ordinary course of business. The Principal Securityholders shall promptly notify Cognitronics of any inquiry or proposal received by the Principal Securityholders or any Representative thereof with respect to any such Competing Transaction. The Principal Securityholders shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person other than Cognitronics in respect of any Competing Transaction.

        Section 4.3 Access and Information. So long as this Agreement remains in effect, the Company will (and will use its commercially reasonable efforts to cause its Representatives to) upon reasonable notice, give
Cognitronics, its Affiliates, lenders and their respective Representatives, reasonable access during reasonable business hours and upon reasonable notice to all of such Person's respective properties, assets, books, contracts, commitments, accounting records, including accountant's work papers, reports and records relating to the Company, and furnish to them all such documents, records and information with respect to the properties, assets and business of the Company and copies of any work papers relating thereto as Cognitronics shall from time to time reasonably request. In addition, the Company will permit Cognitronics, its Affiliates, lenders and their respective Representatives, reasonable access during reasonable business hours to the Company, the Company's lenders, customers and suppliers, as may be necessary or useful to Cognitronics in connection with its review of the properties, assets and business of the Company and the above-mentioned documents, records and information. All information obtained by Cognitronics or Newco pursuant to this Section 4.3 shall be kept confidential in accordance with the Confidentiality Agreement (as defined below).

        Section 4.4 Further Assurances. The parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do and cause to be done all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as is reasonably practicable. Without limiting the generality of the foregoing, the Company shall provide an updated Schedule 1.2(b) providing for a final numerical allocation of the Merger Consideration at least one (1) Business Day prior to the Closing. Additionally, following the Closing Date, the Principal Securityholders shall from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be reasonably necessary, to confirm and assure the obligations of such Principal Securityholder provided for in this Agreement and the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement and the Ancillary Agreements. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Company shall not be required to obtain any consent under any Contract in connection with the transactions contemplated hereby.

        Section 4.5   Confidentiality.  Except as provided in
Section 5.2, each Principal Securityholder shall, and shall cause its respective Affiliates and Representatives to, keep confidential any and all information relating to the Company, the Business, this Agreement or the Ancillary Agreements, and each Principal Securityholder shall not disclose (other than to its Representatives) or use (other than for the sole purpose of consummating the transactions contemplated by this Agreement and the Ancillary
Agreements) any such information, provided that such Principal Securityholder may disclose or use any such information (i) as is or becomes generally available to the public other than through a breach of this Agreement by such Principal Securityholder or any of its respective Affiliates and Representatives (ii) as becomes available to such Principal Securityholder on a non-confidential basis from a source other than another party hereto or such other party's Affiliates or Representatives, provided that such source is not known or reasonably believed by such Principal Securityholder to be bound by a confidentiality agreement or other obligation of secrecy, (iii) as may be required in any report, statement or testimony required to be submitted to any Governmental Authority having or claiming to have jurisdiction over it, or as may be otherwise required by applicable Laws, or as may be required in response to any summons or subpoena or in connection with any litigation, (iv) as may be required to obtain any Governmental Approval or Consent required in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements or (v) as may be necessary to establish such Principal Securityholder's rights under this Agreement or Ancillary Agreements; provided, further, that in the case of clauses (iii) and
(iv), the Person intending to disclose confidential information will promptly notify the party to whom it is obliged to keep such information confidential and, to the extent practicable, provide reasonable assistance to such party in its efforts, if any, to prevent public disclosure of such information. In the event the transactions contemplated hereby are not consummated and this Agreement is terminated pursuant to Section 7.1, each party hereto shall return all confidential materials to the appropriate other party or destroy such confidential materials exchanged in connection with this Agreement or the Ancillary Agreements. Each of the Principal
Securityholders acknowledges responsibility for disclosures caused by it, and any of its respective Affiliates and Representatives, in breach of this Section.

   ARTICLE V   COVENANTS OF THE PRINCIPAL SECURITYHOLDERS, THE
                  COMPANY, COGNITRONICS AND NEWCO

        Section 5.1   Public Announcements.  Except as
otherwise required by applicable Laws, each party hereto shall not make any public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other parties hereto.

        Section 5.2 Further Actions. Each party hereto shall use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, reasonably necessary, proper or advisable in order to fulfill and perform its obligations in respect of this Agreement and the Ancillary Agreements to which it is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby, including (i) making all filings and submissions required by such party under any Laws and giving such reasonable undertakings as may be required by such party in connection therewith, and
(ii) using its reasonable best efforts to obtain or make all Governmental Approvals and Consents necessary to be obtained or made by such party in connection with this Agreement or the Ancillary Agreements, or the consummation of other transactions contemplated hereby or thereby. Each party hereto shall coordinate and cooperate in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the other parties hereto in connection with the transactions contemplated hereby.

        Section 5.3 Election of Directors of Cognitronics. Simultaneously with the Closing, and at all times following the Closing so long as Prism Venture Partners or one of its affiliated funds holds 400,000 shares of Cognitronics Stock (as adjusted for stock splits, combinations, stock dividends, reorganizations, recapitalizations and similar events), Cognitronics shall cause an individual designated by Prism Venture Partners who is reasonably acceptable to Cognitronics' board of directors to be elected as a member of the board of directors of Cognitronics in accordance with the Organizational Documents of Cognitronics. Such designated director shall initially be Mr. Robert Fleming.

        Section 5.4   Indemnification of Officers and Directors.

        (a) For a period of three (3) years from and after the Effective Time, Cognitronics and the Surviving
Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company Certificate or Bylaws, indemnification agreements identified on the Disclosure Schedule or under applicable Law for acts or omissions which occurred at or prior to the Effective Time.
The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation that are at least as favorable to the past and present officers and directors of the Company as those provisions contained in the Company's
Certificate of Incorporation and Bylaws in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of three (3) years in any manner that would adversely affect the rights of the past and present officers and directors of the Company (unless such modification is required by applicable
Law).

        (b) For a period of three (3) years from and after the Effective Time, Cognitronics agrees to provide officers' and directors' liability insurance with respect to acts or omissions occurring at or prior to the Effective
Time covering each past and present officer and director of the Company who are currently covered by the Company's officers' and directors' liability insurance policy (a true and complete copy of which has been delivered to Cognitronics) and is referenced in Schedule 2.2.14 of the Disclosure Schedule. The terms and coverage amounts of the liability insurance policy shall be at least as favorable as the terms and coverage amounts of the Company's liability insurance policy in effect on the date hereof;
provided, however, that an amount equal to one-half of the aggregate premiums payable by Cognitronics for insuring such past and present Company officers and directors (such amount, the "D&O Premium Deduction") shall be subtracted from the Adjusted Closing Net Working Capital, as set forth in Section 1.4(d).

        (c) If Cognitronics, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, Cognitronics shall cause proper provision to be made so that the successors and assigns of Cognitronics or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.4.

        (d) The provisions of this Section 5.4 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company and their respective heirs and representatives. The rights of all past and present officers and directors of the Company under this Section 5.4 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable Law or otherwise.

        Section 5.5 Employee Benefit Plans. All employees of the Company shall continue in the Company's existing benefit plans until such time as, in Cognitronics' reasonable discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Cognitronics for its employees in the United States. Cognitronics shall take such reasonable actions, to the extent permitted by Cognitronics' benefits programs, as are necessary to allow eligible employees of the Company to participate in the health, welfare and other benefit programs of Cognitronics or alternative benefits programs in the aggregate that are substantially equivalent to those applicable to employees of Cognitronics in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Cognitronics shall maintain the effectiveness of the Company's benefit plans. To the extent that Cognitronics transitions employees of the Company from the Company's benefit plans to employee benefit plans and programs maintained by Cognitronics or alternative benefits programs, from and after the Effective Time, Cognitronics shall grant all employees of the Company credit for all service (to the same extent as service with Cognitronics is taken into account with respect to similarly situated employees of Cognitronics) with the Company prior to the Effective Time for (i) eligibility and vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with the Company was service with Cognitronics. Cognitronics and the Company agree that where applicable with respect to any welfare benefit plan, including without limitation medical or dental benefit plans, of Cognitronics, Cognitronics shall waive any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of the Company who was, as of the Effective Time, excluded from participation in a plan maintained by the Company by virtue of such pre-existing condition) and similar limitations, eligibility waiting periods and evidence of insurability requirements under any of Cognitronics' group health plans to the extent permitted by such plans. Cognitronics shall provide that any covered expenses incurred on or before the Effective Time by the Company's employees or such employees' covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Cognitronics.

        Section 5.6  Cognitronics shall, in accordance with
Section 262 of the Delaware General Corporation Law, notify the stockholders of the Company of the Merger and of the rights of any stockholder who has not consented to the Merger to have their shares of Company Capital Stock appraised by the Delaware Court of Chancery.

           ARTICLE VI   CONDITIONS PRECEDENT

        Section 6.1 Conditions to Obligations of Each Party. The obligations of the Principal Securityholders, the Company, Cognitronics and Newco to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:
        6.1.1. No Injunction, etc. Consummation of the transactions contemplated hereby or by the Ancillary Agreements shall not have been restrained, enjoined or made illegal by any applicable Laws. No action or proceeding shall be pending or threatened by any Governmental
Authority before any court or other Governmental Authority to restrain, enjoin or delay the consummation of the transactions contemplated hereby or by the Ancillary Agreements, or to obtain material damages or other relief as a result of such transactions.

        Section 6.2 Conditions to Obligations of Cognitronics and Newco. The obligations of Cognitronics and Newco to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

        6.2.1.  Representations, Performance.  The
representations and warranties of the Company and the Principal Securityholders contained in this Agreement or in any Ancillary Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true and correct as of such date) and on and as of the Closing Date with the same effect as though made at and as of the Closing Date.
The Company and the Principal Securityholders shall have in all material respects duly performed and complied with all material agreements, covenants and conditions required by this Agreement to be performed or complied with by the Principal Securityholders prior to or on the Closing Date.
Notwithstanding the foregoing, from time to time prior to the Closing Date, the Company may at its option supplement or amend and deliver the Disclosure Schedule with respect to any matter hereafter arising or any information first known to the Company after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to complete or correct any information in the Disclosure
Schedule or in any representation or warranty of the Company which has been rendered inaccurate thereby.
Cognitronics shall waive and agree not to assert or exercise any right not to close the transactions contemplated herein on the basis of any such supplement or amendment to the Disclosure Schedule unless (i) the supplement or amendment, individually or in the aggregate with any other supplement(s) or amendment(s), constitutes a Material Adverse Effect and Cognitronics notifies the
Company in writing within five (5) Business Days after receipt of the supplemented or amended Disclosure Schedule, that it will refuse to close as a result of such supplement or amendment to the Disclosure Schedule and setting forth the basis for such refusal, or (ii) the Company fails within a reasonable period of time, but in any event not later than the latest of (A) November 5, 2005, (B) such time as the Cognitronics Shares are properly listed on the American Stock Exchange and (C) five (5) days following the date on which the matters identified in such supplement or amendment first arose or became known to the Company, to cure any deficiency or breach identified in such supplement or amendment.

        6.2.2.  FIRPTA Certificate.  Each of the Principal
Securityholders shall have delivered to Cognitronics and Newco a certificate, as contemplated under and meeting the requirements of Section 1.1445-2(b)(2)(i) of the Treasury
Regulations, to the effect that such Principal
Securityholder is not a foreign person within the meaning of the Code and applicable Treasury Regulations.

        6.2.3.  Ancillary Agreements.  Each Principal
Securityholder shall have executed and delivered each of the Escrow Agreement and the Registration Rights Agreement.

        6.2.4.  Corporate Proceedings.  All corporate
proceedings of the Company and all actions of the Principal
Securityholders in connection with the transactions contemplated by this Agreement and the Ancillary
Agreements, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Cognitronics and its counsel, and Cognitronics and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

        6.2.5. Officer's Certificate. Cognitronics shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive
Officer of the Company and on behalf of the Principal
Securityholders by the Securityholders' Representative certifying that the conditions set forth in Section 6.2.1 have been duly satisfied.

        6.2.6. Secretary's Certificate. Cognitronics shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company (i) attaching copies of the Certificate of Incorporation and By-Laws, and any amendments thereto, of the Company in effect immediately prior to the Effective Time, (ii) attaching a recent long-form good standing certificate of the Company, duly certified by the Secretary of State of the State of Delaware, (iii) certifying that attached thereto are true and correct copies of action by written consent or resolutions duly adopted by the board of directors and stockholders of the Company which authorize and approve the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (iv) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and the Ancillary Agreements and all other documents, instruments or agreements related hereto or thereto executed or to be executed by the Company.

        6.2.7. Expense Certificate. Cognitronics shall have received the certificate of Company Expenses pursuant to Section 1.5.

        6.2.8.  Termination of Company Stock Options and
Company Rights. Cognitronics shall have received reasonably sufficient documentation to evidence the cancellation and termination of all Company Stock Options and Company Rights as of the Effective Time.

        6.2.9. Employment Agreements. On or prior to the Closing Date, Cognitronics, the Surviving Corporation and
Michael Mitchell, Paul Gagne and Michael Wixon shall have executed and delivered the Employment Agreements.

        Section 6.3   Conditions to Obligations of the
Principal Securityholders and the Company. The obligation of the Principal Securityholders and the Company to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing
Date, of the following additional conditions:

        6.3.1.  Representations; Performance.   The
representations and warranties of Cognitronics and Newco contained in this Agreement and in any Ancillary Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of the Closing Date. Cognitronics and Newco shall have in all material respects duly performed and complied with all material agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

        6.3.2.  Corporate Proceedings.  All corporate
proceedings of Cognitronics and Newco in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to the Company and the Principal
Securityholders, and the Company and the Principal
Securityholders and their counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

        6.3.3. Ancillary Agreements. Cognitronics shall have executed and delivered each of the Note, the Escrow
Agreement and the Registration Rights Agreement, and the Surviving Corporation and Cognitronics shall have executed and delivered the Employment Agreements.

        6.3.4. Officer's Certificate. The Company shall have received a certificate, dated as of the Closing Date, signed on behalf of each of Cognitronics and Newco by the Chief Executive Officer or Chief Financial Officer of
Cognitronics and Newco certifying that the conditions set forth in Section 6.3.1 have been duly satisfied.

        6.3.5. Secretary's Certificate. The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Cognitronics (i) attaching copies of the Certificate of Incorporation and By-Laws, and any amendments thereto, of Cognitronics in effect immediately prior to the Effective Time, (ii) attaching a recent long-form good standing certificate of the Company and of Newco, duly certified by the Secretary of State of the State of New York, (iii) certifying that attached thereto are true and correct copies of action by written consent or resolutions duly adopted by the board of directors of Cognitronics and of Newco which authorize and approve the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and
(iv) certifying the incumbency, signature and authority of the officers of Cognitronics and of Newco authorized to execute, deliver and perform this Agreement and the Ancillary Agreements and all other documents, instruments or agreements related hereto or thereto executed or to be executed by Cognitronics or Newco.

        6.3.6. Merger Consideration. Cognitronics shall have paid the Merger Consideration to the Company
Noteholders and Manager Recipients in accordance with
Section 1.2 and 1.3, and the Cognitronics Shares shall have been listed on the American Stock Exchange.

                ARTICLE VII   TERMINATION

        Section 7.1   Termination.  This Agreement may be
terminated at any time prior to the Closing Date:

        (a) By the written agreement of Cognitronics, Newco, the Company and the Principal Securityholders;

        (b) By any of the Principal Securityholders and the Company, on the one hand, or by Cognitronics and Newco, on the other hand, by written notice to the other after 5:00 p.m. New York City time on December 31, 2005 if the transactions contemplated hereby shall not have been consummated pursuant hereto, unless such date is extended by the mutual written consent of the parties; provided, however, that such right of termination shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of such consummation; or

        (c) By either Cognitronics and Newco on the one hand, or the Principal Securityholders and the Company, on the other hand, by written notice to the other party if:

        (i)   subject to the last three sentences of
        Section 6.2.1, the representations and warranties of the other party shall not be true and correct in all material respects at and as of the date when made, or shall not be true and correct in all material respects as of the Closing Date as though made on and as of such date, provided, however, that if any such breach is curable through the exercise of the respective reasonable best efforts of the other party and for so long as the other party continues to exercise such reasonable best efforts, this Agreement may not be terminated unless such breach is not cured within fifteen (15) days following written notice thereof to such breaching party (but no cure period shall be required for a breach which by its nature cannot be cured), or

        (ii) the other party shall (and the terminating party shall not) have failed to perform and comply with, in all material respects, all agreements, covenants and conditions hereby required to have been performed or complied with by such party prior to the time of such termination, and such failure shall not have been cured within 15 days following written notice of such failure.

        Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its Representatives, stockholders or Affiliates, except for Sections 4.5 and Article X and the Non-Disclosure Agreement which shall survive the termination of this Agreement and except for any liability resulting from such party's breach of this Agreement.

   ARTICLE VIII   SURVIVAL OR REPRESENTATIONS AND WARRANTIES;
                         INDEMNIFICATION

        Section 8.1   Indemnification by the Principal
Securityholders. Each Principal Securityholder severally and not jointly, covenants and agrees to defend, indemnify and hold harmless each of Cognitronics, its Affiliates, the Surviving Corporation and their respective Representatives
(collectively, the "Cognitronics Indemnitees") from and against, and pay or reimburse Cognitronics Indemnitees for, any and all claims, demands, liabilities, obligations, actual losses, fines, costs, expenses, royalties, Litigation, deficiencies or damages (excluding any punitive, special, multiple based, indirect or consequential damages and also excluding any damages based on lost profits or diminution in value), including interest and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder or under any Ancillary Agreement
(collectively, "Losses"), resulting from, arising out of or relating to:

        (i) any inaccuracy of representation or warranty when made by such Principal Securityholder or the Company herein (other than pursuant to Section 2.2.9) or under any of the Ancillary Agreements or in connection herewith or therewith;

        (ii) any failure of such Principal Securityholder or the Company to perform any covenant or agreement hereunder or under any of the Ancillary Agreements or fulfill any other obligation in respect hereof or thereof; or

        (iii) (A) the audit of the Company by the Massachusetts Department of Revenue for the period from August 2000 to July 2001 and from August 2001 through May 2003 and (B) a distribution of forfeited funds aggregating $104,056 from the Company's 401(k) plan, each of which the Company has reserved against in the Balance Sheet, and each of which Cognitronics acknowledges the Company has disclosed; provided that the Company shall only be liable for Losses under this clause (iii) to the extent such Losses exceed $123,761 in the aggregate.
        If any Principal Securityholder shall have an indemnification obligation hereunder, such Principal Securityholder shall satisfy such indemnification pursuant to the terms and conditions of the Escrow Agreement through transfer by the Escrow Agent (as defined in the Escrow Agreement) to Cognitronics of an appropriate number of shares of Cognitronics Shares (valued at the Cognitronics Stock Value).

        Section 8.2   Indemnification by Cognitronics.
Cognitronics and the Surviving Corporation covenant and agree to defend, indemnify and hold harmless the Company
Noteholders and their respective Affiliates and Representatives from and against any and all Losses resulting from or arising out of (i) any inaccuracy in any representation or warranty made by Cognitronics or Newco herein or under any of the Ancillary Agreements or in connection herewith or therewith; or (ii) any failure of Cognitronics or Newco to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof or thereof.

        Section 8.3 Tax Treatment of Adjustments. (a) The provisions of this Article VIII shall in no way limit, supersede or otherwise affect the rights of any party under
Section 1.4, and nothing contained in Section 1.4 relating to an adjustment to the Initial Principal Amount shall limit, supersede or otherwise affect the rights of any party under this Article VIII, provided that no party shall be entitled to be compensated more than once for the same Loss.

        (b) Cognitronics and the Company Noteholders agree to treat any indemnity payment made pursuant to Article
VIII or Section 5.1 as an adjustment to the Merger
Consideration for all Tax purposes.

        Section 8.4 Indemnification Procedures. Subject to the terms of the Escrow Agreement and the limitations set forth in this Article VIII, in the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that if the Indemnifying
Party does so take over and assume control, the Indemnifying Party shall not settle such claim or litigation without the written consent of the Indemnified Party if the Indemnified Party would be adversely affected by such settlement, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party, after providing the Indemnifying Party prompt notice, shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand; provided, however, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. Counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in such defense at such Indemnified Party's request and expense. The failure of any Indemnified Party to give notice, or a delay in the giving of such notice by the Indemnified Party, as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying
Party and such Indemnifying Party is materially prejudiced as a result of such failure or delay. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. Notwithstanding the foregoing, in the event that the Indemnified Party shall in good faith determine with legal counsel that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, however, that the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement without the prior written approval of the Indemnifying Party (such approval to not be unreasonably withheld). In any event, the Principal Securityholders and Cognitronics shall cooperate in the defense of any claim or litigation subject to this
Article VIII.

        Section 8.5   Limitations on Indemnification.  (a)
Notwithstanding anything to the contrary contained in this
Article VIII, the Principal Securityholders shall not be required to indemnify, defend or hold harmless the Cognitronics Indemnitees pursuant to Section 8.1 unless the aggregate of all of the Cognitronics Indemnitees' Losses under clause (i) or (ii) of Section 8.1 (other than Losses resulting from fraud) exceeds $100,000 (the "Basket") (in which event the Company Noteholders shall be liable, subject to the terms and conditions of this Article VIII, for the entire amount of such Losses in excess of such $100,000). Other than as set forth in Section 8.6, the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in this
Article VIII (or any other provision regarding indemnification by the Principal Securityholders) that may be recovered from the Principal Securityholders shall be limited to the Escrowed Shares in the Escrow and shall not exceed, with respect to any one of the Principal
Securityholders, such Principal Securityholder's proportionate share of the Escrow as further set forth in the Escrow Agreement. Any amounts payable pursuant to this
Article VIII shall be (i) reduced by any proceeds received from insurance policies covering the Losses that are subject to the claim for indemnity, (ii) reduced by any proceeds received from third parties, through indemnification, counterclaim or otherwise in compensation for any claim for which indemnification is sought by such Indemnified Party hereunder, and (iii) adjusted appropriately to take into account any tax benefits actually resulting from Losses that are the subject of the indemnification claim. If any proceeds, benefits or recoveries are received by an Indemnified Party with respect to any Losses after the applicable Indemnifying
Party has made a payment to the Indemnified Party with respect thereto, and receipt of such proceeds, benefits or recoveries prior to such indemnification payment would have reduced the amount of such indemnification payment if received prior to such payment, then the Indemnified Party shall promptly, but in no event later than ten (10)
Business Days after the receipt of such proceeds, benefits or recoveries, pay the amount of such proceeds, benefits or recoveries to the applicable Indemnifying Party.

        (b)  The maximum aggregate amount of indemnifiable
Losses arising out of or resulting from the causes enumerated in Section 8.2 (or any other provision regarding indemnification by Cognitronics) that may be recovered from Cognitronics shall be limited to the value of the Escrowed
Shares (valued at the Cognitronics Stock Value) other than
Losses resulting from fraud.

        Section 8.6   Indemnification; Escrow.  All
indemnification claims brought by Cognitronics for Losses pursuant to this Article XIII shall, at the option of the applicable Indemnifying Party, be payable in cash in lieu of the Escrowed Shares (in which case the corresponding amount of Escrowed Shares shall be released to the Indemnifying Party) and shall be subject to, and resolved in accordance with, the terms of the Escrow Agreement.

        Section 8.7   Survival of Representations and
Warranties. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only until twelve (12) months after the Closing Date (the "Survival Period") and except with respect to unresolved claims that have been asserted prior to expiration of the Survival Period, the indemnification obligations of the Company Noteholders pursuant to this Article VIII shall terminate upon the expiration of the Survival Period and all Escrowed Shares remaining in the Escrow shall be released to the Company
Noteholders who would have received such Escrowed Shares under Section 1.2 but for such Escrow.

        Section 8.8 Indemnification as Exclusive Remedy. The rights of Cognitronics and the Principal Securityholders to indemnification under this Article VIII shall be the exclusive remedy for any and all Losses resulting from or related to the subject matter of this Agreement or the transactions contemplated hereby, other than Losses resulting from fraud by the Principal Securityholders or the Company on the one hand, or Cognitronics or Newco on the other hand.

                ARTICLE IX   DEFINITIONS

Section 9.1	Definitions in Agreement.  The following
terms are defined in the indicated sections:

Accountant                                              1.4(b)
Adjusted Closing Net Working Capital                    1.4(d)
Adjusted Closing Net Working Capital Certificate        1.4(d)
Adjusted Principal Amount                               1.2(a)(iii)
Adjustment Report                                       1.4(c)
Assets                                                  2.2.10
Basket                                                  8.5
Board of Directors                                      2.2.3
Cash Amount                                             1.2(a)(i)
Closing                                                 1.3(a)
Closing Date                                            1.3(a)
Closing Net Working Capital                             1.4(a)
Closing Net Working Capital Certificate                 1.4(a)
Code                                                    Recitals
Cognitronics                                            Introduction
Cognitronics Indemnitees                                8.1
Cognitronics Shares                                     1.2(a)(ii)
Company Stock                                           2.2.1(a)
Company                                                 Introduction
Company Expenses                                        1.5
Company Note(s)                                         1.2(b)(iii) or
                                                          1.2(c)
Company Noteholder(s)                                   1.2(b)(iii) or
                                                          1.2(c)
Company Preferred Stock                                 2.2.1(a)
Company Right(s)                                        1.2(b)(i)
Company Software                                        2.13(e)
Company Stock Certificate                               1.2(c) or 1.2(d)
Company Stock Option(s)                                 1.2(b)(i)
Competing Transaction                                   4.2
Constituent Corporations                                Recitals
D&O Premium Deduction                                   5.4(b)
Disclosure Schedule                                     2.2
Dispute Notice                                          1.4(a)
Effective Time                                          1.3(b)
Employee(s)                                             2.2.20(a)
Escrowed Shares                                         1.3(a)(ii)(A)
Exchange Act                                            3.6
GAAP                                                    1.4(a)
HMO                                                     2.2.20(c)(iv)
Indemnified Party                                       8.4
Indemnifying Party                                      8.4
Initial Principal Amount                                1.2(a)(iii)
Losses                                                  8.1
Manager Recipient(s)                                    1.2(a)
Material Contract                                       2.2.12
Merger                                                  Recitals
Merger Consideration                                    1.2(a)
Newco                                                   Introduction
Note Purchase Agreements                                1.2(b)(iii)
Notes                                                   1.2(a)(iii)
Principal Securityholder(s)                             Introduction
Review Period                                           1.4(a)
SEC                                                     3.6
Securities Act                                          2.1.3
Securityholders' Representative                         10.1
Stock Consideration                                     1.2(a)(ii)
Subzero Amount                                          1.4(d)
Survival Period                                         8.7
Surviving Corporation                                   1.1(a)



        Section 9.2 Additional Definitions. Whenever used in this Agreement (including in the Schedules, the Disclosure
Schedule and the Exhibits hereto), the following terms shall have the respective meanings given to them below
(each such meaning to be equally applicable to the singular and plural forms of the respective terms so defined):

        Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise. In no event will "Affiliate" be deemed to include any of the bona fide portfolio companies (other than the Company) of any of the Principal Stockholders.

        Agreement: this Agreement and Plan of Merger, including the Exhibits and Schedules hereto.

        Ancillary Agreements:  the Employment Agreements, the
Escrow Agreement, the Note and the Registration Rights
Agreement.

        Associate: of a Person means (i) any Person (other than the Company) of which such Person or any person included in clause (iii) hereof is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity, (ii) any trust or other estate in which such Person or any person included in clause (iii) hereof has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse. In no event will "Associate" be deemed to include any of the bona fide portfolio companies (other than the Company) of any of the Principal Stockholders.

        Balance Sheet: the balance sheet of the Company as of September 30, 2005 included in the Financial Statements.

        Business: the business and operations of the Company as currently conducted prior to the Closing.

        Business Day: any day other than a Saturday, Sunday or other day on which the commercial banks in New York City are authorized or required to close.

        CERCLA:  the Comprehensive Environmental Response,
Compensation and Liability Act, as amended, 42 U.S.C. Sec.
9601 et seq.

        Cognitronics Stock Value: the average of the closing prices of the Cognitronics Shares listed on the American
Stock Exchange for each of the ten (10) full trading days ending on the third (3rd) full trading day immediately prior to the Closing Date.

        Company Capital Stock: the Company Common Stock and the Company Preferred Stock.

        Company Plan: each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any current or former stockholder, officer, director or employee of the Company or the beneficiaries or dependents of any such person that is or has been maintained or established by the Company or any other Related Person, to which the Company or any Related Person contributes or is or has been obligated or required to contribute, or to which any such Person may have any liability or obligation.

        Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

        Contract: all agreements, contracts, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, instruments, obligations, offers, commitments, plans, arrangements and understandings, written or oral, to which the Company is a party or by which any of them or any of its properties or assets may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.

        Debt: any and all indebtedness of the Company for money borrowed or for extension of credit, including without limitation the letters of credit, capital leases and indebtedness listed on Schedule 2.2.25, to the extent outstanding, but excluding any extension of credit by suppliers or other trade creditors in respect of trade payables incurred by the Company in the ordinary course of the Business consistent with past practice.

        Employment Agreements: the employment agreement to be entered into among Cognitronics, the Surviving
Corporation and Michael Mitchell, Paul Gagne and Michael
Wixon, substantially in the form of Exhibit D.

        Environmental Laws: all Laws (in effect on the date of this Agreement and the Closing Date) relating to the protection of the environment, to human health and safety, or to any environmental activity, including (a) CERCLA, the Resource Conservation and Recovery Act, and the
Occupational Safety and Health Act, (b) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Materials, and (c) all other requirements pertaining to the protection of the health and safety of employees or the public.

        ERISA: the Employee Retirement Income Security Act of 1974, as amended.

        Escrow Agreement: the Escrow Agreement to be entered into among Cognitronics, the Surviving Corporation, the Principal Securityholders and an independent escrow agent to be determined by the parties thereto, dated as of the Closing Date, substantially in the form of Exhibit B.

        Financial Statements: the audited financial statements of the Company as at and for the year ended
December 31, 2003 and the unaudited financial statements of the Company as at and for the year ended December 31, 2004 and the quarters ended March 31, 2005, June 30, 2005 and
September 30, 2005, including (i) in each case, a balance sheet and statements of income, cash flows and stockholders equity, and (ii) in the case of the audited financial statements, a report thereon from Ernst & Young, the Company's independent auditors.

        Governmental Approval: any Consent of, with or to any Governmental Authority.

        Governmental Authority: any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; any court, tribunal or arbitrator; and any self-regulatory organization.

        Hazardous Materials: any substance that: (a) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials (b) requires investigation, removal or remediation under any Environmental Laws, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or
(c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Laws.

        Intellectual Property: the United States and foreign trademarks, service marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, the United States and foreign letters patent and patent applications, and inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software (except for mass-marketed, commercial "shrinkwrap" software with a retail value of $2,500 or less), data and documentation, and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing.

        IRS:  the Internal Revenue Service.

        Knowledge: shall mean, with respect to the Company, the knowledge of the Michael Mitchell and Amy Meyerhoefer.

        Laws: all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental
Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

        Leased Real Property: all interests leased pursuant to the Leases.

        Leases: the real property leases, subleases, licenses and occupancy agreements pursuant to which the Company is the lessee, sublessee, licensee, user or occupant of real property used in or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

        Lien: any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, title defect, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

        Litigation: any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature pending or threatened by or before any Governmental Authority.

        Material Adverse Effect: any event, occurrence, fact, condition, change, development or effect that is or has a substantial likelihood to be materially adverse to the business, operations, results of operations, financial condition, properties or assets of the Company taken as a whole; except for any change, event, occurrence, condition, development or effect resulting from or arising in connection with (i) any changes or events affecting general economic or business conditions, (ii) any changes or events affecting the industries in which Cognitronics operates,
(iii) the effect of the public announcement contemplated by this Agreement, (iv) the taking of any action required by the terms of this Agreement or (v) acts or events of war, terrorism or natural disaster.

        Non-Disclosure Agreement:  the Confidentiality and
Non-Disclosure Agreement, entered into between Cognitronics and the Company, dated as of March 23, 2005.

        Organizational Documents: as to any Person, its certificate or articles of incorporation, by-laws and other organizational documents.

        Owned Real Property: the real property owned by the Company, together with all structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon or attached or appurtenant thereto or owned by the Company and located on Leased Real Property, and all easements, licenses, rights and appurtenances relating to the foregoing.

        Permitted Liens: (a) Liens reserved against in the Balance Sheet, to the extent so reserved, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings, (c) easements, restrictions, covenants or other similar matters set forth in any deed conveying title to real property or any recorded instrument, agreement or plat (other than those that would have a material adverse effect of the use of the property), (d) statutory Liens of landlords for amounts not yet due and payable, or (e) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable.

        Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

        Real Property:  the Owned Real Property and the
Leased Real Property.

        Registration Rights Agreement: the Registration
Rights Agreement to be entered into between Cognitronics and the Principal Securityholders, dated as of the Closing
Date, substantially in the form of Exhibit C.

        Release: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, leeching, migration, transporting, placing and the like, including, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

        Representatives: as to any Person, its accountants, counsel, consultants (including actuarial, environmental and industry consultants), officers, directors, employees, agents, financial institutions and other advisors and representatives.

        Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
Subsidiaries: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

        Tax: any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

        Treasury Regulations: the regulations prescribed under the Code.

        Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

                ARTICLE X   MISCELLANEOUS

        Section 10.1  Securityholders' Representative.  (a)
Robert Fleming shall act as the sole and exclusive representative of the Principal Securityholders and the Company Noteholders hereunder (the "Securityholders'
Representative") and shall be authorized and empowered to take all actions necessary or appropriate in the good-faith judgment of the Securityholders' Representative for the accomplishment of the terms of this Agreement. Subject to the terms and conditions set forth herein, the Securityholders' Representative shall be the only party entitled to assert the rights of the recipients of the Merger Consideration hereunder, and Cognitronics shall be entitled to rely on any and all actions of the Securityholders' Representative taken on behalf of such holders. If the Securityholders' Representative is unable to perform his functions hereunder, or if the Principal
Securityholders wish to change the Securityholders'
Representative, the holders of a majority of the Merger
Consideration received hereunder shall elect, by written ballot, a successor Securityholders' Representative. The decisions and actions of any successor Securityholders'
Representative shall be, for all purposes, those of the Securityholders' Representative as if originally named herein.

        (b) Cognitronics and Newco shall be entitled to rely exclusively upon any communications or writings given or executed by the Securityholders' Representative and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Securityholders' Representative.

        (c) The Securityholders' Representative shall not be liable for any act done or omitted in such capacity while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted in good faith pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Securityholders'
Representative shall have reasonable access to information about the Company and the reasonable assistance of the Company's officers and employees for purposes of performing his duties and exercising his rights hereunder.

        (d)  Except as provided herein or in the Escrow
Agreement, the Securityholders' Representative is not authorized to, and shall not, accept on behalf of any Company Noteholder any Merger Consideration to which such Company Noteholder is entitled under this Agreement and the Securityholders' Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of Company Capital Stock or Cognitronics Shares now or hereafter owned of record or beneficially by any securityholder of the Company unless the Securityholders' Representative is expressly authorized to do so in a writing signed by such securityholder of the Company.

        (e) The Company Noteholders shall, severally and not jointly, on a pro rata basis based on their relative allocation of the consideration paid to such Company Noteholder by Cognitronics hereunder, defend and hold the Securityholders' Representative harmless from and against any loss, damage, tax or expense that may be incurred or paid by the Securityholders' Representative arising out of the administration of the Securityholders' Representative's duties (except as caused by the Securityholders' Representative's gross negligence or willful misconduct) provided that no Company Noteholder shall be liable under this clause (v) for any amount in excess of the value of the Merger Consideration actually received by such Company Noteholder.

        Section 10.2 Expenses. The Principal Securityholders and the Company, on the one hand, and Cognitronics and Newco, on the other hand, shall bear their respective expenses, costs and fees (including attorneys' and auditors' fees, except as may otherwise be expressly set forth herein) in connection with the transactions contemplated hereby and by the Ancillary Agreements.

        Section 10.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax or e-mail, as follows:
        (a)  if to Cognitronics, Newco or, after the
        Closing, the Company:

          Cognitronics Corporation
          3 Corporate Drive
          Danbury, CT 06810-4130
          Fax:  (203) 830-3504
          Telephone:  (203) 830-3496
          Attention:  Brian J. Kelley
          E-mail:  brianjkelley@cognitronics.com

          with a copy to:

          Paul, Hastings, Janofsky & Walker LLP
          75 East 55th Street
          New York, NY 10022
          Fax:  (212) 319-4090
          Telephone:  (212) 318-6400
          Attention: William F. Schwitter
          E-mail: williamschwitter@paulhastings.com

        (b) if to the Principal Securityholders or, prior to the Closing, the Company:

          ThinkEngine Networks, Inc.
          100 Nickerson Road
          Marlborough, MA 01752
          Fax:  (508) 624-0289
          Telephone:  (508) 624-7600
          Attention:  Chief Executive Officer
          Email: mmitchell@thinkengine.net

          with a copy to:

          Gunderson Dettmer
          Stough Villeneuve Franklin & Hachigian, LLP
          610 Lincoln Street
          Waltham, MA  02451
          Fax:  (781) 622-1622
          Telephone:  (781) 890-8800
          Attention:  Richard R. Hesp
          Email:  rhesp@gunder.com

          and

          Gesmer Updegrove LLP
          40 Broad Street
          Boston, MA 02109
          Fax:  (617) 350-6878
          Telephone:  (617) 350-6800
          Attention:  Sarah C. Richmond
          Email:  sarah.richmond@gesmer.com

or, in each case, at such other address as may be specified in writing to the other parties hereto.

        All such notices, requests, demands, waivers and other communications shall be deemed to have been received
(w) if by personal delivery on the day after such delivery,
(x) if by certified or registered mail, on the seventh
Business Day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified or registered mail.
        Section 10.4  Governing Law; Jurisdiction.  This
Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction, except to the extent the Merger is specifically and mandatorily governed by the laws of the States of Delaware and New York. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Federal and state courts located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each party hereto hereby waives as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction, that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.
Each party hereto hereby consents to grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. EACH PARTY HERETO
HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT
SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY
LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR
RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED
HEREBY.

        Section 10.5  Binding Effect; No Third Party
Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Except as provided in Article VIII with respect to indemnification of indemnified parties and Section 5.6 (Indemnification of Officers and Directors), nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, successors and permitted assigns, other than to the right of the Company Noteholders and the Manager Recipients to receive the Merger
Consideration.

        Section 10.6 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable.

        Section 10.7 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. Subject to Section 8.8, the rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Principal Securityholders shall not be affected or deemed waived by reason of any investigation made by or on behalf of Cognitronics (including by any of its advisors, consultants or representatives) or by reason of the fact that Cognitronics or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

        Section 10.8  Entire Agreement.  This Agreement and the
Ancillary Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        Section 10.9  Severability.  If any provision,
including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

        Section 10.10 Headings; Counterparts. The headings contained in this Agreement and Section 9.1 are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement. This
Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have duly executed
this Agreement as of the date first above written.
THINKENGINE NETWORKS, INC.


By:
__________________________
Name: Michael Mitchell
Title: President & CEO


IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

PRISM VENTURE PARTNERS III,
L.P.

By:  	Prism Investment
Partners III, L.P.
its General Partner

By:	Prism Venture Partners
III, L.L.C.
its General Partner



By:
__________________________
Managing Director


PRISM VENTURE PARTNERS III-A,
L.P.

By:  	Prism Investment
Partners III, L.P.
its General Partner

By:	Prism Venture Partners
III, L.L.C.
its General Partner



By:
__________________________
Managing Director




_____________________________
Robert Fleming, as
Securityholders'
Representative




COGNITRONICS CORPORATION

By:
__________________________
Name:Brian J. Kelley
Title: President


TN ACQUISITION CORPORATION

By:
__________________________
Name: Brian J. Kelley
Title: President